FOR IMMEDIATE RELEASE

Contacts:
Karen VanDerBosch	Mary Schneider
Chief Financial Officer	Chief Marketing Officer

MakeMusic, Inc.	MakeMusic, Inc.
(952) 906-3690 (952) 906-3684

kvanderbosch@makemusic.com	mschneider@makemusic.com
MAKEMUSIC REPORTS SIGNIFIGANT SMARTMUSIC GROWTH
SmartMusic subscribers exceed 75,000
Minneapolis — October 10, 2007 — MakeMusic, Inc. (Nasdaq: MMUS) today announced that this year’s third quarter SmartMusic(r) subscriptions increased by 14,713 compared to 5,639 for the same period last year. The number of current subscribers is 75,741 representing a 38% increase over the third quarter of 2006.
Similarly, growth has been seen in the number of teachers using SmartMusic Impact(tm), the web-based student grading and records management system included with SmartMusic. Impact teachers (those having issued assignments to 50 or more students) reached 159 at the end of Q3 compared to 26 at the end of Q2.
During the third quarter, MakeMusic continued to strengthen the SmartMusic sales strategy with the launch of the SmartMusic Site Subscription program in mid-September. This program represents the most cost-effective method for educators to integrate SmartMusic into their performance curriculum and offers incentives for larger volume implementations. The company also added two full-time sales positions during the quarter, and both positions will focus on selling SmartMusic Site Subscriptions.
“We are pleased with the growth in subscriptions, the number of teachers using SmartMusic Impact and the initial response to our Site Subscription program,” said Ron Raup, MakeMusic president and chief operating officer. “These results are in line with management’s expectations and we believe that we will see continued growth as we expand our repertoire library.”
MakeMusic’s full Q3 earnings will be released the second week of November.
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About MakeMusic, Inc.
MakeMusic(r), Inc. is a leader in music education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale(r), a best-selling music notation software, and SmartMusic(r), the complete music practice system that features Intelligent Accompaniment(r) and an interactive library of more than 30,000 professionally performed and recorded accompaniments. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our belief that SmartMusic revenue and subscriptions will continue to grow based on our implementation of a direct SmartMusic sales strategy, our launching of a site subscription program, and our expanding repertoire development. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic are described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.